Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Letterhead of Reznick Group]

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to incorporation by reference in the Registration Statement on Form S-3, pertaining to the Monmouth Real Estate Investment Corporation of our report dated December 5, 2005, with respect to the consolidated balance sheet of Monmouth Real Estate Investment Corporation and subsidiaries as of September 30, 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the year then ended and the related financial statement schedule, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005, annual report on Form 10-K of Monmouth Real Estate Investment Corporation and to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus.

Reznick Group

Baltimore, Maryland

August 23, 2006